Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) First Quarter Earnings Call

Executives

Nicholas Schorsch, Jr. - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's first quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our first quarter 2025 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Nick Schorsch, Jr., American Strategic Investment Company's Chief Executive Officer, and Michael LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the first quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2024, filed on March 19, 2025, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

We also want to invite all shareholder to join us for our annual meeting of shareholders, which will be held virtually on Thursday, May 29, 2025, at 2:00PM Eastern Time.

I will now turn the call over to Nick Schorsch, Jr., Chief Executive Officer. Please go ahead, Nick.

Nicholas Schorsch, Jr.

Thanks, Curtis. Good morning and thank you all for joining us. I'm pleased to be hosting my first earnings call as CEO of ASIC. In the first quarter we remained focused on leasing available space in our portfolio and extending leases with existing tenants. Compared to the fourth quarter, we delivered 120 basis points of occupancy growth to 82.0%. As of May 1st, we have an active leasing pipeline across several properties. Importantly, we are engaged with both new and existing tenants and we expect to close on additional leasing and renewals in the second quarter.

As part of our strategy to unlock value and diversify our holdings while further strengthening our balance sheet, we are actively marketing 123 William Street and 196 Orchard for sale. We believe that these properties are well-positioned to generate significant returns upon closure. We plan to use the net proceeds from any sale to retire debt and diversify our portfolio into higher-yielding assets, which we believe has the potential to increase long-term value.

We also remain committed to operating and creating value at our current assets. Our portfolio's weighted average remaining lease term was 5.4 years at quarter end, with 51% of our leases extending beyond 2030 based on Annualized Straight-Line Rent. We believe that this term, coupled with a high-quality tenant base featuring top 10 tenants who are 77% investment grade or implied investment grade, provides significant portfolio stability.

Our $488 million, 1.0 million square foot New York City real estate portfolio is located primarily in Manhattan. With six office and retail properties, we benefit from a strong tenant base that includes large investment-grade firms. By focusing on resilient industries near transit-oriented locations, we believe the portfolio is well positioned.

We've established a strong base for maximizing shareholder value by focusing on tenant retention, property improvements, and cost efficiency. Our strategy to divest select Manhattan assets was designed to reduce leverage and allow us to pursue more profitable ventures, which we anticipate will further enhance our ability to deliver shareholder value.

With that, I'll turn it over to Michael LeSanto to go over the first quarter results. Michael?

Michael LeSanto

Thank you, Nick. First quarter 2025 revenue was $12.3 million compared to $15.5 million in the first quarter of 2024, principally due to the sale of 9 Times Square in the fourth quarter of 2024. The company's GAAP net loss attributable to common stockholders was $8.6 million in the first quarter of 2025, compared to a net loss of $7.6 million in the first quarter of 2024.

For the first quarter of 2025, Adjusted EBITDA was negative $0.8 million, compared to $2.9 million in the first quarter of 2024. Cash net operating income was $4.2 million, compared to $7.0 million in the first quarter of 2024.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental on our website.

At quarter end, our balance sheet included Net Leverage of approximately 58%, a weighted-average interest rate of 4.4%, and 2.3 years of weighted-average debt maturity.

I'll now turn the call back to Nick for some closing remarks.

Nicholas Schorsch, Jr.

Thank you, Michael. Our continued divestiture of certain Manhattan assets is a strategic initiative anticipated to generate significant cash and decrease our leverage. This capital will be vital for expanding into new, higher-return opportunities. We believe this approach is key to enhancing shareholder value and will keep you informed of our advancements. Thank you all for joining us today, and please join us for our virtual Annual Meeting of Shareholders on May 29th.

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